Exhibit 99.1

Buckeye Technologies Inc.

Notice to Directors and Executive Officers

Buckeye Technologies Inc. (“Buckeye”) has received notice from the plan administrator of the Buckeye Retirement Plan and Merfin Systems 401(k) Profit Sharing Plan (each, a “Plan” and together, the “Plans”) informing participants in the Plans of a pending blackout period (the “Blackout Period”) in connection with the tender offer (the “Offer”) by GP Cellulose Group LLC, an indirect wholly-owned subsidiary of Georgia-Pacific LLC, for all of the outstanding shares of Buckeye common stock. Participants in the Plans who participate in the Offer will be prevented from the following with respect to the portion of their accounts held in the Plans during the Blackout Period: exchanges out of Buckeye stock or obtaining a loan, hardship withdrawal or other distribution from Buckeye stock until all processing related to the Offer is completed or the Offer is extended or terminated. The Blackout Period is expected to begin on June 12, 2013 at 4:00 p.m. New York City time and end on June 18, 2013. The Blackout Period is necessary to enable the administrator of the Plans to process participants’ instructions with respect to the Plans in connection with the Offer.

This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you generally will be unable to trade in Buckeye common stock in the event that 50% or more of the combined participants in the Plans direct the tender of their Buckeye common stock held under either such Plan in the Offer.

If you have any question about this notice and the required trading restriction, including whether the blackout period has begun or ended, please contact Sheila Jordan Cunningham, Senior Vice President, General Counsel and Secretary, at 1001 Tillman Street, Memphis, TN 38112 or (901) 320-8100.